Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Forza X1, Inc.

 (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, $0.001 par value per share(2)(3)	457	(o)	$11,501,150	—	$11,501,150	$0.00011020	$1,267.43
Fees to be paid	Equity	Representative’s Warrants(4)	457	(o)	—	—	—	—	—
Fees to be paid	Equity	Shares of Common Stock issuable upon exercise of Representative’s Warrants (5)	457	(o)	$718,822	—	$718,822	$0.00011020	$79.22
	Total Offering Amounts				$12,219,972		$12,219,972		$1,346.64
	Total Fees Previously Paid								$—
	Total Fee Offsets								—
	Net Fee Due								$1,346.64

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Includes shares of common stock the underwriters have the option to purchase to cover over-allotments, if any.
(4)	No fee required pursuant to Rule 457(g).
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue to the representative of the underwriters warrants to purchase the number of shares of our common stock (the “Representative’s Warrants”) in the aggregate equal to five percent (5%) of the shares of our common stock to be issued and sold in this offering (including shares issuable upon exercise of the over-allotment option described herein). The Representative’s Warrants are exercisable for a price per share equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), the proposed maximum aggregate offering price of the Representative’s Warrants is $718,822, which is equal to 125% of $575,058.50 (5% of $11,501,150).